EXHIBIT 4.1
                       STEWART & STEVENSON SERVICES, INC.
                        1994 DIRECTOR STOCK OPTION PLAN
                               December 13, 1994

                               TABLE OF CONTENTS
                                                                          Page

ARTICLE I.    PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II.   ELIGIBILITY . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE III.  STOCK SUBJECT TO THE PLAN . . . . . . . . . . . . . . . . .   1
     Section 3.1.  Common Stock . . . . . . . . . . . . . . . . . . . . .   1
     Section 3.2.  Aggregate Amount . . . . . . . . . . . . . . . . . . .   1

ARTICLE IV.   TERMS, CONDITIONS AND FORM OF OPTIONS  . . . . . . . . . . .  1
     Section 4.1.  Non-Statutory Stock Options . . . . . . . . . . . . . .  2
     Section 4.2.  Option Grant Dates  . . . . . . . . . . . . . . . . . .  2
     Section 4.3.  Number of Option Shares . . . . . . . . . . . . . . . .  2
     Section 4.4.  Transferability . . . . . . . . . . . . . . . . . . . .  2
     Section 4.5.  Vesting and Term of Option  . . . . . . . . . . . . . .  2
     Section 4.6.  Change of Control . . . . . . . . . . . . . . . . . . .  2
     Section 4.7.  Manner of Exercise  . . . . . . . . . . . . . . . . . .  3
     Section 4.8.  Termination of Directorship . . . . . . . . . . . . . .  3

ARTICLE V.    OPTION PRICE . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE VI.   VALUATION OF COMMON STOCK  . . . . . . . . . . . . . . . . .  4

ARTICLE VII.  NO RIGHT TO CONTINUE AS A DIRECTOR   . . . . . . . . . . . .  4

ARTICLE VIII. ADJUSTMENT TO STOCK  . . . . . . . . . . . . . . . . . . . .  4

ARTICLE IX.   EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE X.    AMENDMENT OF THE PLAN  . . . . . . . . . . . . . . . . . . .  5

ARTICLE XI.   USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE XII.  COMPLIANCE WITH APPLICABLE LAWS  . . . . . . . . . . . . . .  5

ARTICLE XIII. GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE XIV.  SUCCESSORS   . . . . . . . . . . . . . . . . . . . . . . . .  6

                      STEWART & STEVENSON SERVICES, INC.
                       1994 DIRECTOR STOCK OPTION PLAN

                               ARTICLE I. PURPOSE

     The purpose of this 1994 Director Stock Option Plan (the "Plan") of Stewart & Stevenson Services, Inc. (the "Company") is to encourage ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company's continued progress, and to provide them with a further incentive to continue as directors of the Company, and to increase the value of the Company.


                              ARTICLE II. ELIGIBILITY

     Each director of the Company is eligible to participate in the Plan, unless he or she is an officer or employee of the Company or any subsidiary of the Company ("Eligible Director").


                     ARTICLE III. STOCK SUBJECT TO THE PLAN

     Section 3.1. Common Stock. The shares that are the subject of options granted under the Plan shall be the Company's authorized but unissued shares of Common Stock, without par value ("Stock"). In connection with the issuance of shares of Stock under the Plan, the Company may utilize shares repurchased in the open market or otherwise.

     Section 3.2. Aggregate Amount. The maximum number of shares of Stock which may be issued under the Plan and as to which options may be granted shall be 150,000 shares. Such maximum number of shares shall be subject to adjustment under Article VIII. If any option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall have terminated) become available for issuance pursuant to other options under the Plan.


                ARTICLE IV. TERMS, CONDITIONS AND FORM OF OPTIONS

     Each option granted under this Plan shall be evidenced by a written agreement which shall be subject to the following terms and conditions:

     Section 4.1. Non-Statutory Stock Options. All options granted under the Plan shall be nonstatutory options, not entitled to special tax treatment under
Section 422 of the Internal Revenue Code of 1986, as amended to date and as may be further amended from time to time (the "Code").

     Section 4.2. Option Grant Dates. Options shall be granted automatically on the date of the annual meeting of the Company's shareholders ("Annual Meeting") in 1995, subject to shareholder approval at such meeting, and on the date of each Annual Meeting thereafter to each Eligible Director who is elected to serve a term as a director at each such meeting and to each Eligible Director who is serving as a director for a term that continues after such meeting.

     Section 4.3. Number of Option Shares. An option granted to an Eligible Director on the date of an Annual Meeting shall be an option to acquire 1,000 shares of Stock, subject to adjustment under Article VIII.

     Section 4.4. Transferability. Each option granted under the Plan by its terms shall not be transferable by the director otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

     Section 4.5. Vesting and Term of Option. Options become exercisable with respect to the first 25 percent of the total number of shares subject to the option on the first anniversary date after the date upon which the options were granted, and the options shall become exercisable with respect to the second, third and fourth 25 percent of such shares on the second, third and fourth anniversaries, respectively, of the date on which the options were granted. When an option becomes exercisable with respect to any 25 percent installment of shares, the shares may be purchased at any time, or from time to time, in whole or in part, until the option term expires; provided, however, that any option granted pursuant to the Plan shall become exercisable in full upon the death of the director, the failure of such director to stand for re-election or be re-elected, or the retirement of such director after serving at least sixty (60) consecutive months on the Board of Directors. In no event, however, shall any option become exercisable prior to shareholder approval of the Plan in the manner prescribed by Reg. Section 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Unless terminated earlier in accordance with the terms of the Plan, each option shall terminate upon the expiration of ten years after such option was granted.

     Section 4.6. Change of Control. In the case of any merger, consolidation or combination of the Company (other than a merger, consolidation or combination in which the Company is the continuing entity and which does not result in the outstanding shares of Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof), all options theretofore granted and not fully exercisable shall, subject to the penultimate sentence of Section 4.5 above, become exercisable on the date that is thirty (30) days prior to the record or effective date of such merger, consolidation or combination.

     If a tender offer or exchange offer for the Stock (other than such an offer by the Company) is commenced or if the Company shall set a record date to approve an agreement providing for a sale or other disposition of all or substantially all of the assets of the Company, all options theretofore granted and not fully exercisable shall, subject to the penultimate sentence of Section
4.5 above, become exercisable in full upon the commencement of such tender offer or thirty (30) days prior to such record date and shall remain so exercisable for a period of sixty (60) days following such date after which they shall revert to being exercisable in accordance with their terms.

     If any tender offer, exchange offer, or sale or other disposition of all or substantially all of the assets of the Company results in any director ceasing to be a director of the Company, then all options theretofore granted and not fully exercisable shall, subject to the penultimate sentence of Section 4.5 above, automatically become exercisable in full upon the termination of such person as a director.

     Section 4.7. Manner of Exercise. Options may be exercised only by written notice to the Company, which notice must specify the date of the stock option and the number of shares of Stock covered by the exercise, accompanied by payment of the full consideration for the shares as to which they are exercised and payment of all amounts, if any, that the Company is required to collect and remit to the Internal Revenue Service or any other taxing authority as a result of such exercise. Such payment shall be made in one or a combination of the following alternative forms:

     (i)  cash (including check, bank draft or money order);

     (ii) certificates, duly endorsed or accompanied by appropriate transfer instruments, representing shares of Stock previously acquired and standing in the name of the director, with an aggregate fair market value on the date of exercise that is equal to or less than the option price of the shares covered by the options being exercised hereunder; or

     (iii) by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the total option price in cash.

     If the director desires that the shares of Stock be registered in his or her name and that of another as joint tenants with rights of survivorship, he or she should so state in the notice. In no case may fewer than one hundred (100) of such shares be purchased at any one time, except to purchase a residue of fewer than one hundred (100) shares. An option may not be exercised for a fractional share.

     Section 4.8. Termination of Directorship. All rights of a director in an option, to the extent that such rights have not been exercised, shall lapse and be forfeited one (1) year after the termination of his or her services as a director of the Company or, if earlier, on the original expiration date of the option. In the case of retirement, whether by reason of disability or age, such director's option may be exercised within the period set forth above by such director or his or her legal representative. In the case of death, such director's option may be exercised within the period set forth above by the personal representative of the director's estate or by the person or persons to whom the option is transferred pursuant to the director's will or in accordance with the laws of descent and distribution.


                             ARTICLE V. OPTION PRICE

     The option price per share for the shares covered by each option shall be the fair market value (as determined in Article VI) of one (1) share of Stock as of the date of grant of the option.


                     ARTICLE VI. VALUATION OF COMMON STOCK

     For all valuation purposes under the Plan, the fair market value of a share of Stock shall be the last reported sale price as of the close of trading activity on the day for which such fair market value is to be determined, as reported on the Nasdaq National Market system, or any similar system then in use, or the principal securities exchange on which the Stock may be listed.
If there is no trade on such day, then the last trade price on the next preceding day for which there does exist such a trade shall be determinative of fair market value.


                 ARTICLE VII. NO RIGHT TO CONTINUE AS A DIRECTOR

     Neither the Plan nor the granting of an option nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time or at any particular rate of compensation.


                        ARTICLE VIII. ADJUSTMENT TO STOCK

     In the event any change is made to the Stock subject to the Plan or subject to any outstanding option granted under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise), then appropriate adjustments shall be made to the maximum number of shares that may be the subject of options granted under the Plan and the number of shares and option price per share of Stock subject to outstanding options. The grant of options under the Plan shall not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


                           ARTICLE IX. EFFECTIVE DATE

     The Plan shall take effect on the date of adoption by the Board of Directors of the Company, but no shares of Stock shall be issued under the Plan and no options granted under the Plan shall be exercisable before the Plan is approved by the holders of at least a majority of the Company's voting stock present or represented and voting at a duly held meeting at which a quorum is present or represented. If such shareholder approval is not obtained, then any options previously granted under the Plan shall terminate and no further options shall be granted.


                        ARTICLE X. AMENDMENT OF THE PLAN

     The Board of Directors of the Company may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided that the Board shall not, without the approval of the Company's shareholders (i) materially increase the number of shares of Stock which may be issued under the Plan (unless necessary to effect the adjustments required under Article VIII) or other benefits accruing to participants under the Plan, (ii) materially modify the eligibility requirements for awards under the Plan, or (iii) make any other change with respect to which the Board of Directors determines that shareholder approval is required by applicable law or regulatory standards; nor shall any amendment adversely affect a director's rights under any option previously granted without the director's consent. The provisions of this Plan that state or set forth a formula for determining the amount, price and timing of awards of options and/or Stock shall not be amended more than once every six (6) months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder.


                          ARTICLE XI. USE OF PROCEEDS

     The cash proceeds received by the Company from the issuance of shares pursuant to options under the Plan shall be used for general corporate purposes.


                ARTICLE XII. COMPLIANCE WITH APPLICABLE LAWS

     All transactions pursuant to terms of the Plan, including, without limitation, awards and vesting of shares of Stock, shall only be effective at such time as counsel to the Company shall have determined that such transaction will not violate federal or state securities or other laws or regulations.


                          ARTICLE XIII. GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Texas and construed accordingly.


                            ARTICLE XIV. SUCCESSORS

     The Plan shall be binding upon the successors and assigns of the Company.